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EXHIBIT 5.1

                        [LETTERHEAD OF LATHAM & WATKINS]

                                  July 1, 2004





The Spectranetics Corporation
96 Talamine Court
Colorado Springs, CO  80907


        Re:       Registration Statement on Form S-8
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Ladies and Gentlemen:

         In connection with the registration of 500,000 shares of common stock of The Spectranetics Corporation, a Delaware corporation (the "Company"), par value $0.001 per share (the "Shares"), issuable under the Company's Employee Stock Purchase Plan, as amended (the "Plan"), under the Securities Act of 1933, as amended, by the Company on Form S-8 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

                  In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

                  We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

                  Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Latham & Watkins